AZZ incorporated Issues Revenue and Earnings Guidance for Fiscal - Year 2011

Contact:            Dana Perry, Senior Vice President – Finance and CFO
           AZZ incorporated 817-810-0095
                           Internet: www.azz.com

                          Lytham Partners 602-889-9700
                          Joe Dorame or Robert Blum
                          Internet: www.lythampartners.com

January 15, 2010 – FORT WORTH, TX - AZZ incorporated (NYSE: AZZ), a manufacturer of electrical products and a provider of galvanizing services, today announced revenue and earnings guidance for Fiscal Year 2011.  Fiscal Year 2011 refers to the 12 month period beginning March 1, 2010 and ending on February 28, 2011.

David H. Dingus, president and chief executive officer of the company, stated, “Based upon the evaluation of information currently available to management, we are projecting a year that will be below the actual results of Fiscal 2009 and the guidance that has been issued for Fiscal 2010.  We believe that this reduction in revenues is the result of continued uncertainty in the global economy, combined with customers concerns’ over potential regulatory and legislative changes.  Despite these challenges, AZZ is projecting another profitable year.  Accomplishment of these projections would be our 24th consecutive year of profitability. Our earnings are estimated to be within the range of $1.85 and $2.20 per diluted share, and revenues are estimated to be within the range of $310 to $330 million. We continue to build upon the success we have been able to achieve over the past decade, and continually strive to further enhance the performance of the Company. The decrease that we are projecting in our Electrical and Industrial Products Segment is the result of the market conditions we are facing.  The Galvanizing Services Segment revenues are projected to be flat to up slightly, consistent with economic conditions.  It is anticipated that 49 percent of our revenues will be derived from the Electrical and Industrial Products Segment and 51 percent from Galvanizing Services Segment.  Margins for both Segments are projected to remain very strong, and should be in the range of 13.5 to 15.5 percent for the Electrical and Industrial Products Segment and 24 to 26 percent in the Galvanizing Services Segment.  Further information is provided in our Form 8-K filed on January 15, 2010.”

Mr. Dingus continued, “Our next, regularly scheduled quarterly conference call is in April 2010, where we will be reporting the operating results for the fourth quarter and 2010 fiscal year.  We are continuing our efforts to seek out growth and expansion opportunities.  The strength of our balance sheet and cash position fully supports this strategy.  The company is well positioned to capitalize on improving market conditions, in both segments.”

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy, a downturn in market conditions in any industry relating to the products we sell or the services that we provide; the effects and duration of continuing economic recession in the U.S. and other markets in which we operate; and laws and regulations related to environmental matters, including those addressing the risks of global climate change; and other political developments and laws and regulations.  The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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